SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ANWORTH MORTGAGE ASSET CORPORATION

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March 24, 2010

Dear Stockholder:

Our Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the principal offices of our company located at 1299 Ocean Avenue, Second Floor, Santa Monica, California, at 10:00 a.m. on Friday, May 21, 2010. The formal meeting notice and our proxy statement for the Annual Meeting are attached.

Each of the proposals to be presented at the Annual Meeting are described in the accompanying proxy statement. We urge you to carefully review the proxy statement which discusses each of the proposals in more detail.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote your shares of common stock by phone, via the Internet or by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed postage-paid envelope. This will ensure your representation at the Annual Meeting.

We look forward to seeing you on May 21.

Sincerely,

Lloyd McAdams
Chairman and Chief Executive Officer

ANWORTH MORTGAGE ASSET CORPORATION

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

(310) 255-4493

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2010

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Anworth Mortgage Asset Corporation, a Maryland corporation, will be held on Friday, May 21, 2010 at 10:00 a.m. at our principal offices located at 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401 for the following purposes:

1.	To elect six directors to serve for the ensuing year or until their successors are duly elected and qualified;

2.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Our board of directors recommends that you vote FOR each of the proposals. Stockholders of record at the close of business on March 23, 2010 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to vote your shares of common stock by phone, via the Internet or by marking, signing, dating and returning the enclosed proxy card promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she previously submitted a proxy. If your shares of common stock are held by a bank, broker or other agent, please follow the instructions from your bank, broker or other agent to have your shares voted.

Sincerely,

Thad M. Brown
Secretary

Santa Monica, California

March 24, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 21, 2010: This proxy statement and our Annual Report on Form 10-K are available on the internet, free of charge, at https://www.sendd.com/EZProxy/?project_id=191. On this web site, you will be able to access this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

ANWORTH MORTGAGE ASSET CORPORATION

1299 Ocean Avenue, Second Floor

Santa Monica, California 90401

(310) 255-4493

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2010

INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors of Anworth Mortgage Asset Corporation for use at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 21, 2010 at the principal offices of our company located at 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401, or at any adjournment or postponement thereof.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon the following matters:

•	The election of six directors to our board of directors, or the board;

•	The ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

We sent you these proxy materials because the board is requesting that you allow your shares to be represented at the Annual Meeting by the proxyholders named in the enclosed proxy card. This proxy statement contains information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission, or SEC, and that is designed to assist you in voting your shares. On or about April 1, 2010, we will begin mailing these proxy materials to all stockholders of record at the close of business on March 23, 2010.

Who is entitled to vote at the Annual Meeting?

Holders of record of our common stock at the close of business on March 23, 2010 are entitled to vote at the Annual Meeting. As of March 23, 2010, there were 117,390,430 shares of our common stock outstanding. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

How can I vote my shares?

Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against the other proposals. You may vote your shares of common stock by any of the following methods:

By Telephone or the Internet—Stockholders can vote their shares via telephone or the internet as instructed in the proxy card. The telephone and internet voting procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

By Mail—Stockholders who receive a paper proxy card or request a paper proxy card by telephone or the internet may elect to vote by mail and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be mailed by the date shown on the proxy card or the deadline imposed by your bank, broker or other agent for your shares to be voted.

In Person—Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a “legal” proxy from the bank, broker or other agent that holds your shares giving you the right to vote the shares and bring that proxy to the Annual Meeting.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Brokers, banks and other agents who have record ownership of shares that they hold in “street name” for their clients have the discretion to vote such shares on routine matters, such as ratification of independent registered public accounting firms. Unlike in previous years, brokers, banks and other agents holding shares in “street name” for their clients no longer have the ability to cast votes with respect to uncontested director elections unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker, bank or other agent if your shares are held by a broker, bank or other agent so that your vote with respect to the election of directors is counted.

Can I change my vote after I have mailed my signed proxy card?

There are three ways in which you can change your vote before your proxy is voted at the Annual Meeting. First, you can send our secretary a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker, bank or other agent to vote your shares, you must follow directions received from your broker, bank or other agent to change those instructions.

What votes are needed to hold the Annual Meeting?

The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting who will determine whether or not a quorum is present. For purposes of determining whether a quorum is present, abstentions and broker non-votes are counted as present.

How does the board recommend that I vote on the proposals?

If no instructions are indicated on your valid proxy, the proxyholders will vote in accordance with the recommendations of the board. The board recommends a vote:

•	“FOR” each of the nominees for director listed in this proxy statement; and

•	“FOR” the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the proxyholders will vote as recommended by the board, or if no recommendation is given, in their own discretion.

What vote is required to approve each proposal?

2010 Annual Meeting of Stockholders

In the case of any “uncontested” election (as that term is defined in our bylaws), to be elected a director, a majority of the total votes cast “for” and “against” such director nominee at which a quorum is present must be cast “for” such director nominee. The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm and to approve any other proposals to be brought before the Annual Meeting.

Our bylaws provide that upon the failure of a director nominee to receive the affirmative vote “for” a majority of the votes cast “for” and “against” such director nominee in an uncontested election, such director must tender his resignation following certification of such vote. Our Nominating and Corporation Governance Committee will then consider the tendered resignation offer and make a recommendation to the board as to whether to accept the resignation. In determining whether to accept the resignation, the Nominating and Corporate Governance Committee will consider, among other things, whether accepting the resignation of a director who receives a “majority against vote” (as the term is defined in our bylaws) would cause the Company to fail to meet any applicable U.S. Securities and Exchange Commission or New York Stock Exchange, or NYSE, requirement. The board will take action within 90 days following certification of the vote and any director whose resignation is under consideration will abstain from participating in the decision.

What is the effect of abstentions and broker non-votes?

Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Our board of directors consists of six members, four of whom are independent within our director independence standards, which are consistent with the director independence standards of the NYSE. At the Annual Meeting, a total of six directors will be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified.

Unless otherwise instructed, the proxyholders will vote the proxies received by them for the six nominees named below. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present board to fill the vacancy. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxyholders.

Information Regarding Nominees for Director

Biographical summaries and ages as of the date hereof of individuals nominated by the board for election as directors are provided below:

Lloyd McAdams, age 64, has been our Chairman of the Board, President and Chief Executive Officer since our formation in 1997. Mr. McAdams is also the Chairman of the Board, Chief Investment Officer and co-founder of Pacific Income Advisers, Inc., or PIA, an investment advisory firm organized in 1986 that manages portfolios for institutional and individual clients. Mr. McAdams is also the Chairman of Syndicated Capital, Inc., a registered broker-dealer. Mr. McAdams holds a Bachelor of Science in Statistics from Stanford University and a Masters in Business Administration from the University of Tennessee. Mr. McAdams is a Chartered Financial Analyst charterholder and a Certified Employee Benefit Specialist. The board believes it is well served by Mr. McAdams’ skills and perspective that reflects his senior executive operations experience as a Chairman and Chief Executive Officer, his investment experience as a Chief Investment Officer as well as being a Chartered Financial Analyst.

*Lee A. Ault, III, age 73, has been a director of our company since October 2002 and is also a private investor. Mr. Ault also serves as a director of Office Depot, Inc. and a director of 38 mutual funds managed by Capital Research and Management Company. From 1968 until 1992, he was Chief Executive Officer of Telecredit, Inc., a payment services company. He also served as President of Telecredit, Inc. from 1968 until 1983 and as Chairman of the Board from 1983 until 1992. From 1999 until 2006, Mr. Ault served as Chairman of the Board of In-Q-Tel, Inc., a technology venture company. The board believes it is well served by Mr. Ault’s perspective from his experience as both a Chairman and a Chief Executive Officer of a successful public company for 23 years and by his service on numerous boards of public and private companies.

*Charles H. Black, age 83, has been a director of our company since its formation. Since 1985, Mr. Black has been a private investor and financial consultant. From 1985 to 1987, he served as Vice Chairman and director of Pertron Controls Corporation. From 1982 to 1985, Mr. Black served as the Executive Vice President, director, Chief Financial Officer and Chairman of the Investment Committee for Kaiser Steel Corporation. From 1980 to 1982, Mr. Black served as Executive Vice President and Chief Financial Officer of Great Western Financial Corporation. From 1957 to 1980, Mr. Black served at Litton Industries, where he ultimately held the position of Corporate Vice President and Treasurer. Mr. Black serves as an advisory director of Jet Fleet International Inc. Previously, Mr. Black also served as a member of the Board of Governors of the Pacific Stock Exchange and a director of the following companies: Investment Company of America, Fundamental Investors Inc., AMCAP Fund, Orincon Corporation, Wilshire Technologies, Monarch Line Insurance Company, Southwest

Marine and a Trustee of American Variable Insurance Trust. The board believes it is well served by Mr. Black’s perspective from his experience as a senior executive and his service as a director with many public companies. In particular, the board believes his experience and perspective specifically as an Executive Vice President and Chief Financial Officer and a Treasurer to be beneficial regarding financial reporting matters.

*Joe E. Davis, age 75, has been a director of our company since its formation. He has been a private investor since 1982. Mr. Davis currently serves as a director (since 2000) of Natural Alternatives International, Inc. as well as a member of the Audit Committee (serving as the Chairman of the Audit Committee since 2004), a member of the Human Resources Committee (since 2003) and a member of the Nominating Committee of Natural Alternatives International, Inc. (since 2004). Mr. Davis served as a director of 38 mutual funds managed by Capital Research and Management Company. Previously, Mr. Davis served as Chairman of the Board of Linear Corporation (1987-1988); President and Chief Executive Officer of BMC Industries, Inc. (1985); and President and Chief Executive Officer of National Health Enterprises, Inc. (1974-1982). Formerly, Mr. Davis was a director and a member of the Audit Committee of BMC Industries, Inc. and Wilshire Technologies, Inc., and a director of Freymiller Trucking, Inc. Mr. Davis graduated from the University of Texas with a Bachelor of Science in Chemistry. He holds a Master of Business Administration degree from Harvard Graduate School of Business Administration. The board believes it is well served from Mr. Davis’ perspective from his experience as a Chairman and a Chief Executive Officer as well as his involvement as a director with investment companies. The board believes it is particularly well served by Mr. Davis’ experience with various board committees including his extensive experience with the audit committee and having served as an Audit Committee Chairman.

*Robert C. Davis, age 65, has been a director of our company since May 2005. Mr. Davis has been the Chief Executive Officer of Optimus EMR, Inc. since 2000. Prior to that, he served as Chief Executive Officer and Chairman of the Board of Amcare, Inc. and as a director of Roger Cleveland Golf Company, Inc. Mr. Davis holds both a Master of Business Administration degree in Finance and a Bachelor of Science degree in Accounting from the University of Southern California. The board believes it is well served from Mr. Robert Davis’ perspective as a Chairman and Chief Executive Officer and director at several companies. The board also believes that it is well served from his executive and educational background in financial matters.

Joseph E. McAdams, age 41, has been a director and Executive Vice President of our company since June 2002 and Chief Investment Officer of our company since January 2003. Mr. McAdams joined our company as a Vice President in June 1998. Mr. McAdams joined PIA in 1998 and holds the position of Senior Vice President with a specialty in mortgage-backed securities and is also responsible for PIA’s fixed income trading. Prior to joining PIA, from 1993 to 1998, Mr. McAdams was employed by Donaldson, Lufkin & Jenrette Securities Corp. in New York as a mortgage-backed security trader and research analyst. Mr. McAdams holds a Master of Arts degree in Economics from the University of Chicago and a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. Mr. McAdams is also a Chartered Financial Analyst charterholder. The board believes it is well served from Mr. McAdams’ professional background in portfolio management, including fixed income securities and, particularly, mortgage-backed securities.

*	Member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Joe E. Davis and Mr. Robert C. Davis are not related.

Vote Required

Directors receiving the affirmative vote “for” of a majority of the votes cast “for” and “against” such director nominee in an uncontested election at which a quorum is present will be elected.

The board unanimously recommends that you vote FOR the election of each of the nominees listed above. Proxies received will be so voted unless stockholders specify otherwise in the proxy.

Independence of Nominees for Director

The board has adopted the NYSE independence tests set forth in Listed Company Manual Section 303A.02 to assist it in making determinations of independence. The board has determined that all of the nominees standing for election at the Annual Meeting, other than Lloyd McAdams and Joseph E. McAdams, our Chairman, Chief Executive Officer and President and Chief Investment Officer and Executive Vice President, respectively, are independent of our company under the aforementioned NYSE independence standards in that such nominees have no material relationship with us either directly or as a partner, stockholder or affiliate of an organization that has a relationship with our company. The board has made this determination in part based on the following:

•	other than Lloyd McAdams and Joseph E. McAdams, no nominee for director has any current or prior material relationships with our company aside from his directorship that could affect his judgment;

•

other than Lloyd McAdams and Joseph E. McAdams, no nominee for director is, or has been within the last three years, an employee of our company, or has an immediate family member that is or has been within the last three years, an executive officer of our company;

•

other than Lloyd McAdams and Joseph E. McAdams, no nominee for director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (such compensation not being contingent in any way on continued service);

•	no nominee for director or an immediate family member of a nominee for director is a current partner of a firm that is our company’s internal or external auditor;

•	no nominee for director is a current employee of a firm that is our company’s internal or external auditor;

•

no nominee for director has an immediate family member who is a current employee of a firm that is our company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•

no nominee for director or an immediate family member of a nominee for director was within the last three years a partner or employee of a firm that is our company’s internal or external auditors and personally worked on our company’s audit within that time;

•

no nominee for director or an immediate family member of a nominee for director is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executive officers at the same time serves or served on that company’s compensation committee; and

•

other than Lloyd McAdams and Joseph E. McAdams, no nominee for director is a current employee, or has an immediate family member that is a current executive officer of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Board Leadership Structure

Our board of directors has determined that, as of the date of this proxy statement, it is in the best interests of the company and its stockholders that the positions of Chairman of the Board and Chief Executive Officer are combined. The board believes this provides the necessary responsiveness called for in a highly competitive sector and allows the company to be more adaptive and responsive to changing market conditions. As our Chief Executive Officer is the individual with primary responsibility for managing the company’s day-to-day operations, he is best positioned to chair regular board meeting as we discuss key business and strategic issues. The board believes that it has in place sound counter-balancing measures to ensure that the company maintains high standards of corporate governance and proper oversight. These counter-balancing measures include: the board consists of a majority of independent directors; each of the board’s standing committees including the Audit, Compensation and Nominating and Corporate Governance Committees are comprised of and chaired solely by non-employee directors; review of the Chief Executive Officer’s compensation and performance will remain within the purview of the Compensation Committee; the independent directors meet in executive session without the presence of management; and the independent directors meet with and have access to both our internal and external auditors. In addition, the board, through its independent directors, has adopted the position of a lead independent director to strengthen the independence and roles of the independent directors. The duties of the lead independent director are detailed in the following paragraph.

Lead Independent Director

Our independent directors appoint a lead independent director to strengthen the independence and role of the independent directors. The duties of the lead independent director are to:

•	preside at board meetings in the absence of the chairman of the board, or upon designation by a majority of directors;

•	preside at executive sessions or other meetings of the independent directors;

•	recommend the retention of consultants, legal, financial or other professional advisors who are to report directly to the board;

•	consult with the chairman of the board as to agenda items for board and committee meetings; and

•	coordinate with committee chairs in the development and recommendations relative to board and committee meeting schedules.

The independent directors have decided to rotate the position of lead independent director among the independent directors. As such, each calendar quarter, a different independent director fulfills the role of lead independent director at each meeting of the board.

Board’s Role in Risk Oversight

Enterprise Risk Oversight consists of an understanding of the amount of risk, on a broad level, that our company is willing to accept in pursuit of shareholder value; understanding and assessing the existing risk management processes in place; understanding and assessing our strategies and operational initiatives in connection with overall risk appetite; and being apprised of the most significant risks and whether management is responding appropriately. The person within our company who is primarily responsible for Enterprise Risk Oversight is our Chief Executive Officer, who reports directly to the board. The board is involved in risk oversight through its regular meetings with management to review operations and strategies, risk profiles, updates on changes in our industry, economic conditions and laws and regulations, review of financial performance and key metrics as well as open communication with management and both our internal and external auditors. Additionally, the board’s role in risk oversight is enhanced through the activities and responsibilities of the committees of the board – the Audit Committee (responsible for overseeing financial risks), the Compensation Committee (responsible for overseeing risks associated with compensation plans and arrangements) and the Nominating and Corporate Governance Committee (responsible for overseeing risks associated with director independence and conflicts of interest). The description of these committees is detailed below and further details of the responsibilities of each committee may be found in the committee charters which are contained in the “Governance Documents” section of our website.

Board Committees

Our board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Other committees may be established by our board from time to time. The following is a description of each of the committees and their composition.

Audit Committee

Our Audit Committee consists of four members: Joe Davis (chairman), Charles Black, Lee Ault, and Robert Davis, each of whom qualifies as “independent” under the rules of the NYSE. The board has determined that:

•	Mr. Black qualifies as an “audit committee financial expert,” as defined by the SEC, and

•	all members of the Audit Committee are “financially literate,” within the meaning of NYSE rules, and “independent,” under the strict audit committee independence standards of the SEC and the NYSE.

Our Audit Committee operates pursuant to a written charter adopted by the board. Among other things, the Audit Committee Charter calls upon the Audit Committee to:

•	review the financial information that will be provided to the stockholders and others;

•	review the adequacy of systems of internal controls that management and the board have established;

•	review our audit and financial reporting process; and

•	maintain free and open lines of communication among the committee, our independent auditors and management.

It is not the duty of the Audit Committee to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements. Our Audit Committee does, however, consult with management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the committee is responsible for retaining, evaluating and, if appropriate, recommending the termination of our independent certified public accountants and approving professional services provided by the independent public accountants.

The Audit Committee held four meetings during 2009.

Compensation Committee

Our Compensation Committee consists of four members: Charles Black (chairman), Joe Davis, Lee Ault and Robert Davis. The board has determined that all of the Compensation Committee members qualify as:

•	“independent directors” under the NYSE independence standards;

•	“non-employee directors” under the Securities Exchange Act of 1934, as amended, the Exchange Act, Rule 16b-3; and

•	“outside directors” under Internal Revenue Code, or the Code, section 162(m).

Our Compensation Committee has been delegated authority by the board to administer our equity incentive plans, to determine each Named Executive Officer’s salary and additional cash compensation, if any, and to approve salary and additional cash compensation, if any, for all other executive officers following recommendation by the Chief Executive Officer. Our Chief Executive Officer has been delegated the authority by the Compensation Committee to determine salary and additional cash compensation, if any, to be paid to all other employees. The Compensation Committee did not use the services of any external consultant in determining either executive or director compensation.

Our Compensation Committee operates pursuant to a written charter that was adopted by the board and last amended in 2008. Among other things, the charter calls upon the Compensation Committee to:

•	determine our compensation policies and all forms of compensation to be provided to our salaried employees;

•	review and approve the specific salaries and additional cash compensation, if any, for the Named Executive Officers and review their overall job performance;

•	review and ratify the specific salaries and additional cash compensation, if any, for the executive officers (other than the Named Executive Officers) and review their overall job performance;

•	review and approve the proposed compensation and terms of employment of persons proposed to be hired as executive officers;

•	review and approve fringe benefits and perquisites of salaried employees, executive officers and directors;

•	review and approve amendments to benefit plans and programs for salaried employees and executive officers;

•	administer our 2004 Equity Compensation Plan and 2007 Dividend Equivalent Rights, or DERs, Plan; and

•	make recommendations with respect to stock, restricted stock, option and DER grants and other incentive compensation arrangements for our employees.

The Compensation Committee held two meetings during 2009.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of four members: Lee Ault (chairman), Charles Black, Joe Davis and Robert Davis. The committee is composed entirely of independent directors as required by NYSE rules. Our Nominating and Corporate Governance Committee establishes and implements our corporate governance practices and nominates individuals for election to the board.

Our Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by our board. Among other things, the charter calls upon the Nominating and Corporate Governance Committee to:

•	develop criteria for selecting new directors and to identify individuals qualified to become board members and members of the various committees of the board;

•	select, or to recommend that the board select, the director nominees for each annual meeting of stockholders and the committee nominees; and

•	develop and recommend to the board a set of corporate governance principles applicable to the company.

The board believes that it is necessary for each of the company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of the board and searches for candidates that fill any current or anticipated future needs. The board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nominating and Corporate Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the board and the Nominating and Corporate Governance Committee believe that it is essential that the board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the board are also considered. The Nominating and Corporate Governance Committee has reviewed the qualifications, skills and experience of each of the director candidates listed in Proposal No. 1 (Election of Directors) and has concluded as of the date of this proxy statement that each of these individuals should serve as directors of the company.

The Nominating and Corporate Governance Committee held two meetings during 2009.

Additional Governance Matters

Code of Conduct

The board has established the Anworth Mortgage Asset Corporation Code of Ethics and Business Conduct, or the Code of Conduct, which qualifies as a “code of ethics” as defined by Item 406 of Regulation S-K of the Exchange Act. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Conduct.

Waivers to the Code of Conduct may be granted only by our Nominating and Corporate Governance Committee. In the event that the committee grants any waivers of the elements listed above to any of our directors, officers or employees, or if any amendment is made to any provision of the Code of Conduct, we will make the required filing with the SEC and announce the waiver or amendment on the “Corporate Governance” section of our website, both within four business days.

Limitation on Board Members’ Service on Other Public Company Boards

Our Nominating and Corporate Governance Committee recommended and our board approved a policy that limits our directors to service on no more than three public company boards (including our board) without the prior approval of the board. In deciding whether to grant a waiver, the Nominating and Corporate Governance Committee and the board will take into account, among other things, the nature and time involved in the director’s service on other boards. In addition, service on boards and committees of other companies must be in compliance with our conflicts of interest policies.

Stock Ownership Guidelines for Directors and Executive Officers

Our Nominating and Corporate Governance Committee recommended and our board approved a policy that sets out stock ownership guidelines for our directors and executive officers. Our Chief Executive Officer is required to hold shares of our common stock with a minimum value equal to five times his or her annual base salary and our other executive officers who are deemed to be “insiders” for purposes of Section 16 of the Exchange Act are required to hold shares of our common stock with a minimum value equal to $100,000. These guidelines must be met within three years of becoming an “insider” for purposes of Section 16 or within three years following adoption of these guidelines, whichever is later.

Our directors are required to hold shares of our common stock with a minimum value equal to three times the amount of the annual retainer paid to directors (the annual retainer is currently $50,000). These guidelines must be met within three years of joining the board or, in the case of directors serving at the time these guidelines were adopted, within three years following adoption.

For purposes of the foregoing ownership guidelines, shares owned outright by the director or executive officer (or his or her immediate family members residing in the same household), shares held in trust for the benefit of the director or executive officer (or his or her immediate family members residing in the same household) and restricted shares granted to the director or executive officer under one of our employee benefit plans, may all be counted towards reaching the minimum amounts. Deferred stock units do not, however, count towards satisfaction of these guidelines. Compliance with these guidelines may be waived by the Nominating and Corporate Governance Committee for directors joining the board from government, academia or similar vocations, and for directors and executive officers if compliance would create severe hardship or prevent compliance with a court order.

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our Code of Conduct and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are:

•

available on our corporate website at http://www.anworth.com (by including the foregoing Internet address link, the Company does not intend to incorporate by reference to this proxy statement any material other than that specifically incorporated by reference herein);

•	available in print to any stockholder who requests them from our corporate secretary; and

•	filed as exhibits to our securities filings with the SEC.

Director Compensation

Our independent directors receive an annual fee of $50,000, payable quarterly, for service on the board, plus meeting fees of $2,000 for each formally called board meeting, which is reduced to $1,000 if the participation is telephonic, and $1,000 for each formally called committee meeting, which is reduced to $500 if the participation is telephonic, in each case that the independent directors attend at which a quorum is present. We reimburse all of our directors for the expenses they incur in connection with attending board and committee meetings.

Each independent member of the board who is first elected or appointed as a board member at any time on or after the effective date of the 2004 Equity Compensation Plan was automatically awarded a stock grant of 2,000 shares of restricted common stock upon the date such person is initially appointed to the board. The restricted common stock does not vest until retirement from the Company. In addition, on the first business day in July in each calendar year following the effective date of the 2004 Equity Compensation Plan, each independent board member then in office was automatically awarded a stock grant of 2,000 shares of restricted common stock, which does not vest until retirement from the Company, provided such individual has served as an independent board member for at least six months. In 2009, our board approved the issuance of phantom common stock in lieu of restricted common stock for all future equity awards to our independent directors. We may also make additional grants of equity awards to our independent board members from time to time.

The following table sets forth information regarding the various components of compensation to our independent directors during the fiscal year ended December 31, 2009:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Other Compensation ($)(2)	Total ($)
Lee A. Ault	67,500	2,243	1,200	70,943
Charles H. Black	67,000	2,243	1,200	70,443
Joe E. Davis	67,000	2,243	1,200	70,443
Robert C. Davis	66,000	2,243	1,200	69,443

(1)	Each of our independent directors receives an annual stock award of 2,000 shares of phantom common stock which do not vest until retirement from the Company. The values shown in the table above represent the fair value on the date of the award. The fair value of the aforementioned stock awards was estimated using the Black-Scholes model with the following weighted-average assumptions: dividend yield: 19%; expected volatility: 33%; discount rate—bond equivalent yield: 4.7%; expected lives: 10 years. The closing price of our common stock on the date of the 2009 award was $7.24.

(2)	In connection with the annual stock award of 2,000 shares of phantom common stock, each of our independent directors receives a grant of 2,000 dividend equivalent rights, or DERs, awarded under the 2007 Dividend Equivalent Right Plan, or the DER Plan. A DER is a right to receive amounts equal in value to the distributions paid on a share of our common stock. A DER does not create any stock option or authorize additional shares to be granted to employees, officers or directors.

Director Attendance

During 2009, the board held seven meetings. Each director attended more than 90% of the aggregate of the meetings of the board and the meetings of each committee of which that director is a member.

Executive Sessions of the Board

Our independent directors meet regularly in executive session without management, as required by our corporate governance guidelines, to review the performance of management and our company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of the board. We expect the board to have a least four executive sessions each year.

Stockholder Meeting Attendance

As a general matter, all of our directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the 2009 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

No officer or employee participated in deliberations of the board concerning their own compensation. None of our executive officers has served on the board or on the compensation committee of any other entity which had officers who served on our board or our Compensation Committee.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

All of our officers serve at the discretion of the board. The persons listed below are our executive officers:

Name	Age	Positions with our Company
Lloyd McAdams	64	Chairman of the Board, President and Chief Executive Officer
Thad M. Brown	60	Chief Financial Officer, Treasurer and Secretary
Joseph E. McAdams	41	Chief Investment Officer, Executive Vice President and Director
Heather U. Baines	68	Executive Vice President
Charles J. Siegel	60	Senior Vice President—Finance and Assistant Secretary
Bistra Pashamova	39	Senior Vice President and Portfolio Manager
Evangelos Karagiannis	48	Vice President and Portfolio Manager

Biographical information regarding each executive officer other than Lloyd McAdams and Joseph E. McAdams is set forth below. Lloyd McAdams’ and Joseph E. McAdams’ biographical information is set forth above under “Election of Directors.”

Thad M. Brown has been the Chief Financial Officer, Treasurer and Secretary of our company since June 2002. Mr. Brown has also been the Chief Operating and Compliance Officer, Secretary and Treasurer of Pacific Income Advisers since April 2002. From 1999 to 2002, Mr. Brown was President and Chief Executive Officer of Wealthpoint, a financial consulting and investment advisory firm.

Heather U. Baines has been an Executive Vice President of our company since its formation. Since 1987, Ms. Baines has held the position of President and Chief Executive Officer of PIA.

Charles J. Siegel joined our company in October 2004 and has served as Senior Vice President—Finance, since January 2005 and also as Assistant Secretary since May 2005. From February 2003 to September 2004, Mr. Siegel was affiliated with Borrowers Best Mortgage Company, L.P., a mortgage originator, initially as a consultant and then as its Chief Financial Officer.

Bistra Pashamova joined our company in June 2002 as a Portfolio Manager and was appointed as Vice President in October 2002. In March 2009, Ms. Pashamova was appointed as Senior Vice President of our company. Ms. Pashamova joined PIA in 1997 and holds the positions of Vice President and Portfolio Manager. Ms. Pashamova serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities.

Evangelos Karagiannis has been a Vice President and Portfolio Manager of our company since its formation. Mr. Karagiannis joined PIA in 1992 and holds the positions of Senior Vice President and Portfolio Manager. Mr. Karagiannis serves as Fixed Income Portfolio Manager with a specialty in mortgage-backed securities and is also responsible for PIA’s quantitative research.

Compensation Discussion and Analysis

This discussion and analysis focuses on: (1) the objectives of the executive compensation policies and practices; (2) the actions or behaviors the compensation program is designed to reward; (3) each element of compensation; (4) the rationale for each element of compensation; (5) the methodologies utilized by us in determining the amounts to pay for each element; and (6) how the elements of compensation and our rationale for each element fit together within our overall compensation objectives.

Compensation Philosophy and Objectives

Our business objective is to produce income for distribution to our stockholders as dividends.

Our executive compensation programs are designed to align total executive compensation with the level of income that we produce. We believe that our executive compensation programs benefit us by attracting, motivating, rewarding and retaining top quality senior executives, officers and employees who are committed to our core values of excellence and integrity.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to: (1) attract, retain and motivate a highly skilled senior executive team that will contribute to the successful performance of our company; (2) align the interests of the senior executive team with the interests of our stockholders by motivating our senior executives to increase long-term stockholder value; (3) provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace; (4) support a culture committed to pay for performance where compensation is commensurate with the level of performance achieved; and (5) maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics.

The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, cash-based compensation with long-term, equity-based compensation. This includes the following primary components: (1) base salaries paid in cash which recognize the unique role and responsibilities of a position as well as an individual’s level of experience in that role; (2) annual discretionary awards which can be paid in cash or in long-term equity awards in lieu of cash that recognize an individual’s contribution to our short-term financial and operational performance; and (3) cash and equity compensation paid to the Chief Executive Officer and Chief Investment Officer based on the return on average equity, or ROAE, earned during the year.

The Compensation Committee annually benchmarks the total compensation provided to our executive officers to industry-based compensation practices within the agency mortgage REIT industry. While it is the Compensation Committee’s goal to provide compensation opportunities that reflect company and individual performance and that are competitive within industry standards, a specific target market position for executive officer pay levels has not been established.

Setting Executive Compensation

Our Compensation Committee regularly conducts a review of our senior executive compensation practices in order to ensure that the senior executive compensation program and policies remain aligned with the goal of enhancing stockholder value through compensation practices that attract, motivate and retain key senior executives. In conducting this review, the Compensation Committee examines all components of our compensation programs offered to senior executives including base salary, annual discretionary cash and equity compensation and payments on dividend equivalent rights, or DERs, the dollar value to the senior executives (and the cost to us) of any perquisites and other personal benefits, the earnings and accumulated payout obligations under the Deferred Compensation Plan and the actual projected payout obligations under several potential severance and change-in-control scenarios.

Each year, we review our executive compensation by analyzing the compensation practices of our agency mortgage REIT peers with other relevant factors such as firm profitability and performance. We consider our peer group to be agency mortgage REITs but have narrowed this to the companies in this peer group which we believe are most similar to the important aspects of our business. This peer group consists of the following companies:

•	Annaly Capital Management, Inc.

•	MFA Financial, Inc.

•	Capstead Mortgage Corporation

While we consider the compensation practices of our peer group, we do not attempt to set the various components of our compensation arrangements to target a particular point or benchmark along the spectrum offered by our peer group. Instead, the Compensation Committee retains considerable discretion in establishing the compensation arrangements offered to the senior executives. In 2009, the base salaries and additional cash compensation paid to our Named Executive Officers were generally in the bottom half relative to the base salaries and total compensation paid to executive officers at the peer group. Although the Compensation Committee considers peer group comparisons, they are not material to its determination of base salary and additional cash compensation.

The Compensation Committee believes that the use of long-term incentive compensation through the granting of restricted stock and other dividend and equity awards in lieu of cash compensation promotes the long-term performance and commitment of management. The Compensation Committee has reviewed the use of such awards in our peer group and has determined that our practice of compensating our company’s senior executives, officers and employees with equity compensation in lieu of cash compensation is a practice used by the companies within the peer group.

The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices, and will make modifications to the compensation programs as deemed appropriate.

Relationship Between Elements and Objectives

In determining the total amount and mixture of the compensation package for each executive officer, the Chief Executive Officer and the Compensation Committee consider individual performance including past and expected contributions, overall performance, long-term goals and such other factors as the Chief Executive Officer and the Compensation Committee determine to be appropriate, which are summarized below under the heading “Discretionary Cash Compensation” on pages 16 and 17 of this proxy statement. There are no pre-identified annual targets for either aggregate amount or mixture of compensation. Such compensation may be subject to the rights of certain executives to be paid certain minimum amounts or percentages under their respective employment agreements and the 2002 Incentive Compensation Plan, or the 2002 Incentive Plan, as applicable. The use of both cash compensation and long-term compensation (equity awards) achieves the objective of attracting, motivating and retaining executive officers and employees. The 2002 Incentive Plan provides certain senior executive officers with the incentive to maximize return on equity. Long-term compensation realized through the use of equity awards achieves the objectives of aligning management’s interests with stockholders’ interests; attracting, motivating and retaining senior executive officers; and ensuring the long-term commitment of the management team.

Elements of Compensation

The key elements of our compensation program include: (1) base salary; (2) annual discretionary compensation paid in cash; (3) annual discretionary compensation paid in common stock and DERs in lieu of cash; (4) cash and equity compensation paid to the Chief Executive Officer and Chief Investment Officer based on the ROAE earned during the year; and (5) any perquisites and other benefits.

Base Salary

We view a competitive annual base salary as an important component of compensation to retain and recruit the specific executive talent needed for success in our business.

Employees (including Named Executive Officers) receive base salaries as a portion of their compensation for providing us services during their employment. When setting base salaries, the Compensation Committee and the Chief Executive Officer take into consideration the scope of the role and responsibilities of the employee’s position, education, experience and competitive market practices. The base salaries of our Chief Executive Officer (Lloyd McAdams) and our Chief Investment Officer (Joseph E. McAdams) are set in accordance with their respective employment agreements.

Salaries are designed to be competitive within the marketplace as one of the elements in attracting, motivating and retaining our management team.

Equity Compensation in Lieu of Cash

The Compensation Committee believes that the commitment of the current management team to produce income over the long-term is an important determinant of investment returns achieved for our stockholders. One of the elements used to promote this commitment of management is their being paid a portion of their annual compensation in the form of equity (restricted common stock) and/or DERs in lieu of cash. The portion of each employee’s compensation that is paid in equity or DERs in lieu of cash is based on the Chief Executive Officer’s assessment which is presented to the Compensation Committee. Generally, the Chief Executive Officer recommends that senior executive officers and other Named Executive Officers receive a greater portion of their compensation paid in restricted stock or DERs in lieu of cash than do other officers and employees. The Compensation Committee believes that senior executive officers receiving a significant portion of their annual compensation as restricted equity and/or DERs in lieu of cash serves to link management interests with stockholder interests and incents executive officers to make long-term income generation decisions that are in the stockholders’ and our best interests and also to provide an incentive to maximize stockholder value. In granting such equity interests to management and employees, the Compensation Committee considers the company’s stock ownership limitations that apply to all stockholders. These limitations are in our corporate charter.

Under the terms of their employment agreements (as more fully described on pages 27 and 28) as amended, a long-term equity incentive structure was established in 2008 for Messrs. Lloyd McAdams and Joseph E. McAdams (the “Participants”). As a result, the Participants are eligible to participate in a performance-based bonus pool that is funded based on the company’s ROAE. ROAE is calculated as the twelve-month GAAP net income excluding the effect of depreciation, preferred stock dividends, gains/losses on asset sales and impairment charges, divided by the average stockholder equity less goodwill and preferred stockholder equity. The Compensation Committee evaluated various measures and factors of performance in developing this structure and, in its view, ROAE was determined to be the single best indicator of our overall performance and therefore of value creation for our stockholders. This is in part due to the fact that ROAE is a metric of our performance that has been calculated and reported on a consistent basis since our inception in 1998.

Discretionary Cash Compensation

Employees (including Named Executive Officers) may receive additional discretionary cash compensation usually paid at year-end as a portion of their compensation for providing us services during the year. The Compensation Committee has considerable discretion when determining discretionary compensation amounts. When exercising this discretion, the Compensation Committee considers various criteria and performance measures which it considers the most relevant for the period under review. Among the criteria considered are: (a) the Named Executive Officers’ specific responsibilities during the calendar year; (b) the Named Executive Officer’s specific accomplishments during the calendar year; (c) any exceptional contributions by the Named Executive Officer during the calendar year; (d) annualized base salary paid to the Named Executive Officer during the calendar year and the two prior calendar years; (e) the salary and total compensation paid to other mortgage REIT executives with similar responsibilities; and (f) the Named Executive Officer’s qualifications and level of experience, which includes educational and employment experience.

In determining total compensation for each Named Executive Officer in 2009, the Compensation Committee reviewed the above criteria and determined for 2009 that the key criteria were the specific responsibilities and accomplishments and any exceptional contributions during 2009. In determining discretionary cash and total compensation paid to each of the Named Executive Officers, the Compensation Committee noted that the combined base salaries and discretionary compensation paid to our Named Executive Officers for 2009 were in the bottom half relative to the base salaries and other amounts paid to executive officers within our peer group. The Compensation Committee did not make any adjustments in 2009 for base salaries and discretionary compensation based on its review of peer group data. Although there is no specific set value in compensation placed on each Named Executive Officer’s qualifications and level of experience, the Compensation Committee recognized that there is value in retaining well qualified and experienced individuals and took this into account but does not use a formula in determining total compensation. In determining total compensation for 2009, the Compensation Committee reviewed other elements of compensation. The only Named Executive Officers who receive restricted stock and cash compensation incentives are Lloyd McAdams and Joseph E. McAdams through the performance-based bonus pool on the compensation plan in their employment agreements. Regarding Lloyd McAdams and Joseph E. McAdams, the Compensation Committee considered that a substantial portion of their compensation should be based from the performance-based bonus plan under their employment agreements in order to further align their interests with those of our stockholders. The amount of discretionary additional cash compensation paid to each of our Named Executive Officers was an important component of total compensation considered by the Compensation Committee. Set forth below are the responsibilities, accomplishments and contributions the Compensation Committee considered to be key criteria in determining both additional discretionary cash compensation and total compensation:

Lloyd McAdams served as Chairman of the Board, Chief Executive Officer and President. His specific responsibilities included being primarily responsible for the overall direction and management of the company, its asset acquisition, capital and leverage, risk management, asset/liability management, financing reporting, compliance, employee morale and internal controls. During 2009, under Mr. Lloyd McAdams’ direction and management, the company remained profitable earning $130 million; and raising additional equity capital of approximately $165 million; paid $1.18 per common share in dividends, representing a yield for shareholders of more than 15%; and continued to enhance the professional development of the company’s professional staff.

Joseph E. McAdams served as Chief Investment Officer. His specific responsibilities included being primarily responsible for the company’s day to day investment performance, strategy and asset/liability management. Joseph E. McAdams’ specific major accomplishments in 2009 were: his significant contributions to the company earning $130 million and raising additional equity capital of approximately $165 million; paying $1.18 per common share in dividends, representing a yield for shareholders of more than 15%; continuing to enhance the professional development of the company’s investment staff; profitably directed the company’s purchase of $2.2 billion in mortgage-backed securities; managed nearly $29 billion in borrowings and repayments under repurchase agreements; and managed $2.3 billion for the company as counterparty to interest rate swap agreements.

Thad M. Brown served as Chief Financial Officer. His specific responsibilities in 2009 included having overall responsibility for financial reporting, financial systems and internal controls, and in managing information technology. He also assisted Mr. Lloyd McAdams with the financial direction of the company and on capital raising efforts. His specific major accomplishments included his contributions to the company earning $130 million and raising additional equity capital of approximately $165 million; continuing to enhance the professional development of the company’s financial staff; and successfully managing the company’s financial reporting process, internal controls, information technology and insurance coverage during difficult economic times.

Charles J. Siegel served as Senior Vice President–Finance and reported directly to Mr. Brown. His specific responsibilities included direct responsibility for financial reporting, financial systems and internal controls, supervision of the Controller, the Director of Investor Relations and the Financial Operations Manager, and assisting Mr. Brown and Mr. Lloyd McAdams with the financial direction of the company and in capital raising efforts. His specific major accomplishments in 2009 included his contributions to the company earning $130 million and raising $165 million in additional equity capital; and in helping to successfully manage the financial reporting process, internal controls, financial operations and investor relations during difficult economic times.

Bistra Pashamova served as Senior Vice President and Portfolio Manager and reported directly to Joseph E. McAdams. Her specific responsibilities included direct responsibility for asset acquisition, managing the financing of the company’s portfolio, managing the company’s interest rate swap agreements and assisting Mr. Joseph E. McAdams in asset liability management, and investment performance and strategy. Her specific major accomplishments in 2009 included her contributions to the company earning $130 million, having profitably purchased $2.2 billion in mortgage-backed securities, managed nearly $29 billion in borrowing and repayments under repurchase agreements, and managed $2.3 billion for the company as counterparty to interest rate swap agreements.

2002 Incentive Compensation Plan

Under our 2002 Incentive Plan, various executive officers, including our Chief Executive Officer (Lloyd McAdams), our Chief Investment Officer (Joseph E. McAdams), our Executive Vice President (Heather U. Baines), and other executives have the opportunity to earn incentive compensation during each fiscal quarter. The 2002 Incentive Plan requires that we pay all amounts earned thereunder each quarter (subject to offset for accrued negative incentive compensation). Pursuant to their employment agreements, Lloyd McAdams, Joseph E. McAdams and Heather U. Baines are entitled to minimum percentages of all amounts paid under the 2002 Incentive Plan. Those percentages are 45%, 25% and 5%, respectively. The 2002 Incentive Plan is tied directly to our performance and is designed to incentivize key employees to maximize return on equity. The total aggregate amount of compensation that may be earned quarterly by all participants under the plan equals a percentage of net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year U.S. Treasury Rate plus 1%, or the Threshold Return. At December 31, 2009, 2008 and 2007, the Threshold Return was 4.44%, 4.30% and 5.27%, respectively.

The 2002 Incentive Plan contains a “high water-mark” provision requiring that in any fiscal quarter in which net income is an amount less than the amount necessary to earn the Threshold Return, the company will calculate negative incentive compensation for that fiscal quarter that will be carried forward and will offset future incentive compensation earned under the plan with respect to participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated. At December 31, 2009, the negative incentive compensation accrual carry forward under the plan was $12.2 million, which represents a reduction from the negative carry forward of $19.1 million under the plan at December 31, 2008. This negative carry forward may provide an incentive to the individuals covered by the plan to make higher risk investments in an attempt to generate returns of a magnitude necessary to overcome the negative carry forward.

The percentage of taxable net income in excess of the Threshold Return earned under the 2002 Incentive Plan by all employees is calculated based on our quarterly average net worth as defined in the 2002 Incentive Plan. The percentage rate used in this calculation is based on a blended average of the following tiered percentage rates. Based on a hypothetical example of $800 million average net worth, this calculation would be as follows:

Hypothetical Example
25% for the first $50 million of average net worth	$12.5 million
15% for the average net worth between $50 million and $100 million	$7.5 million
10% for the average net worth between $100 million and $200 million	$10.0 million
5% for the average net worth in excess of $200 million	$30.0 million

Sum:	$60.0 million

Blended %: $60 million divided by $800 million = 7.5% (as shown in the hypothetical example).

Average net worth for any period is (i) the daily average of the cumulative net proceeds to date from all offerings of the Company’s equity securities, after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus (ii) the Company’s retained earnings computed by taking the average of such values at the end of each month during such period.

A hypothetical example of the Company’s 2002 Incentive Plan is as follows:

Hypothetical Example
Average net worth	$800,000,000

Threshold Return %	5%

$ amount of Threshold Return (average net worth x Threshold Return %)	$40,000,000

Hypothetical net income for the year	$100,000,000

Hypothetical Return % (hypothetical net income / average net worth)	12.5%

% that hypothetical return % exceeds Threshold Return %	7.5%

$ amount that Hypothetical Return exceeds Threshold Return	$60,000,000

Blended % (based on tiers) of average net worth used to calculated incentive pool	7.5%

Incentive pool (excess net income x blended %)*	$4,500,000

*	Subject to a “high water mark” provision as previously described on page 18.

Allocation	Minimum	Discretionary	Total %	Hypothetical Example Allocated $ Amount
Lloyd McAdams, Chief Executive Officer	45%	5%	50%	$2,250,000
Joseph E. McAdams, Chief Investment Officer	25%	5%	30%	1,350,000
Heather U. Baines, Executive Vice President	5%	5%	10%	450,000
Others in Plan	—	10%	10%	450,000

Total:				$4,500,000

Dividend Equivalent Rights

Our 2007 Dividend Equivalent Rights Plan, or DER Plan, is intended to provide our Compensation Committee and our board with additional compensation tools to better align the interests of the company’s employees, officers and directors with those of its stockholders. The DER Plan is intended to provide incentives to those employees, officers, and directors who are expected to provide significant services to the company, to encourage such employees, officers, and directors to remain in the employ of the company, to attract new employees, officers, and directors and to provide additional incentive to increase their efforts in providing services to the company. A DER is a right to receive amounts equal in value to the dividend distributions paid on a share of our common stock. A DER award does not involve the grant of equity or the right to acquire the same.

In awarding DERs, the Compensation Committee considers the same criteria detailed on page 16 of this proxy statement. More specifically, the criteria were applied as follows: the Compensation Committee first decided which individuals should receive DERs; next, the Compensation Committee took into consideration each individual’s total compensation, past DER awards, if any, and their position with the company. As a result, our Chef Executive Officer received the largest grants, our Chief Investment Officer received the second largest grants and the remainder of our Named Executive Officers each received an equal number of DERs.

For the year ended December 31, 2008, there were two grants awarded under the DER Plan to various officers and employees in an aggregate of 450,000 DERs. Of this, Lloyd McAdams received grants totaling 99,000 DERs. Joseph E. McAdams received grants totaling 75,500 DERs. Thad M. Brown, Charles J. Siegel and Bistra Pashamova each received grants totaling 50,500 DERs. At December 31, 2009, these grants were still outstanding.

For the year ended December 31, 2009, a grant was awarded under the DER Plan to various officers and employees in an aggregate of 50,000 DERs. Of this amount, neither Lloyd McAdams or Joseph E. McAdams received any DERs. Thad M. Brown, Charles J. Siegel and Bistra Pashamova each received a grant of 5,000 DERs.

Fringe Benefits

The company contributes to a cafeteria plan for the benefit of all staff to be used for health, dental and life insurance, parking and other qualified perks. The company also makes employer matching contributions to the 401(k) plan. Benefits are provided to all staff in accordance with practices within the marketplace and are a necessary element of compensation in attracting, motivating and retaining employees.

In general, it is the Compensation Committee’s practice to provide limited perquisites and other benefits to senior executives, officers and employees. We do not reimburse senior executives, officers and employees for automobiles, clubs, financial planning or items of a similar nature. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to employees in light of market practices and within the context of the total compensation program.

Change in Control Provisions

Various executive officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Executive Vice President and other senior executives and key employees, have either change in control provisions in their employment agreements or have entered into Change in Control and Arbitration Agreements with the company. These provisions or agreements grant these officers and employees certain compensation and accelerated vesting of equity awards in the event a change in control occurs. The Compensation Committee considers market practices when it enters into these provisions and agreements, and considers them an important element in the retention of these officers and employees.

Other Factors and Considerations

Timing of Grants of Restricted Stock

It is our practice to use the closing price on the NYSE on the actual grant date when determining the fair market value of the restricted stock on the grant date. The grant dates used are usually the dates when the board of directors approved the grants or when the board of directors set an effective grant date (usually within a short period of time after approval).

Basis for Using Different Forms of Equity Awards for Long-Term Incentive Compensation

Prior to December 2005, we granted stock options to our senior executives, officers and employees as a means of realizing long-term incentive compensation. In December 2005, our board of directors authorized the immediate vesting of all our then-outstanding common stock options. No other terms of the outstanding common stock options were modified. The decision to accelerate the vesting of the common stock options was based upon the conclusion that the outstanding common stock options were currently not achieving management’s employee motivation and retention goals because the strike prices of the outstanding common stock options were in excess of the fair market value of the underlying common stock. In October 2005, our board of directors decided that we would utilize restricted stock instead of stock options in the future as a means of realizing long-term incentive compensation.

In October 2005, our board of directors approved the grant of 200,780 shares of restricted stock to various of our employees under our 2004 Equity Plan. The closing price of our common stock on the grant date was $7.72. The restricted stock vests 10% per year on each anniversary date for a ten-year period and shall also vest immediately upon the death of the grantee or upon the grantee reaching age 65. Each grantee shall have the right to sell 40% of the restricted stock anytime after such shares have vested. The remaining 60% of such vested restricted stock may not be sold until after termination of employment with us.

In October 2006, our board of directors approved a grant of an aggregate of 197,362 shares of performance-based restricted stock to several of our officers and employees under our 2004 Equity Plan. Such grant was made effective on October 18, 2006. The closing price of our common stock on the effective date of the grant was $9.12. The shares will vest in equal annual installments over the next three years provided that the annually compounded rate of return on our common stock, including dividends, exceeds 12% measured from the effective date of the grant to each of the next three anniversary dates. If the annually compounded rate of return does not exceed 12%, then the shares will vest on the anniversary date thereafter when the annually compounded rate of return exceeds 12%. If the annually compounded rate of return does not exceed 12% within ten years after the effective date of the grant, then the shares will be forfeited. The shares will fully vest within the ten-year period upon the death of a grantee. Upon vesting, each grantee shall have the right to sell 40% of the restricted stock anytime after such shares have vested. The remaining 60% of such vested restricted stock may not be sold, transferred or pledged until after termination of employment with us or upon the tenth anniversary of the effective date. To date, none of these shares have vested.

Deferred Compensation Plan

The Anworth Mortgage Asset Corporation Deferred Compensation Plan, or the Deferred Compensation Plan, permits eligible officers to defer the payment of all or a portion of their cash compensation that otherwise would be in excess of the $1 million annual limitation on deductible compensation imposed by Section 162 (m) of the Code. Under this limitation, compensation paid to our Named Executive Officers is not deductible by us for income tax purposes to the extent the amount paid to any such officer exceeds $1 million in any calendar year, unless such compensation qualifies as performance-based compensation under Section 162 (m). Our board of directors designates the eligible officers who may participate in the Deferred Compensation Plan and, to date, has designated all of the executive officers as those who may participate in this plan.

Executive Management’s Involvement in Compensation Policies

The Chief Executive Officer is responsible for all salary adjustments and additional compensation payments for all employees other than Named Executive Officers and other executive officers. Adjustments to the Chief Executive Officer’s salary and additional cash compensation other than those subject to the 2002 Incentive Plan and the Chief Executive Officer’s employment agreement, as amended, shall become effective only after approval by the Compensation Committee. The Compensation Committee monitors the total cost of the various compensation arrangements annually when it reviews the Summary Compensation Table and other related tables as disclosed in the annual proxy statement.

Accounting and Tax Considerations of Different Forms of Compensation

Deductibility of Executive Compensation

The Compensation Committee periodically reviews the potential implications of Section 162(m) of the Code. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its named executive officers unless the compensation is performance-based within the meaning of Section 162(m). Although the Compensation Committee will consider various alternatives for preserving the deductibility of compensation payments, the Compensation Committee reserves the right to award compensation to the executives that may not qualify under Section 162(m) as deductible compensation.

Other Tax and Accounting Implications

Section 409A of the Code adopted under the American Jobs Creation Act of 2004 has significantly changed the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005 and the final regulations which became effective January 1, 2009.

In accordance with Financial Accounting Standards Board Accounting Standard Codification 718-10, any compensation cost relating to share-based payments is recognized in the consolidated financial statements. Restricted stock is expensed over the vesting periods.

Executive Compensation and Related Matters

The following table provides certain summary information concerning the compensation earned by our Principal Executive Officer, Principal Financial Officer and each of our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2009 and whose aggregate total compensation was in excess of $100,000 for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2009, 2008 and 2007 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Comp. ($)(4)	Change in Pension Value and Non- Qualified Deferred Comp. Earnings ($)(5)	All Other Comp. ($)(6)(7)	Total ($)
Lloyd McAdams	2009	925,000	400,000	788,941	2,366,825	53,296	192,675	4,726,737
Principal Executive	2008	925,000	400,000	1,200,000	1,300,000	39,809	147,318	4,012,127
Officer	2007	630,000	—	—	—	8,864	50,928	689,793

Thad M. Brown	2009	275,000	88,000	—	—	—	103,325	466,325
Principal Financial	2008	275,000	73,333	—	—	—	78,472	426,805
Officer	2007	157,500	100,000	—	—	—	6,099	263,599

Joseph E. McAdams	2009	700,000	845,000	525,963	1,577,883	—	152,006	3,800,852
Chief Investment Officer	2008	700,000	1,090,000	600,000	700,000	—	117,087	3,207,087
	2007	420,000	—	—	—	—	24,064	444,064

Charles J. Siegel	2009	250,000	80,000	—	—	—	103,325	433,325
Senior VP-Finance	2008	250,000	115,250	—	—	—	78,472	443,722
	2007	105,000	75,000	—	—	—	41,099	221,099

Bistra Pashamova	2009	275,000	650,000	—	—	—	103,325	1,028,325
Senior VP/Portfolio	2008	264,583	480,000	—	—	—	78,472	823,055
Manager	2007	150,000	—	—	—	—	6,099	156,099

(1)	Salaries for Lloyd McAdams and Joseph E. McAdams are in accordance with their employment agreements through December 31, 2009. The salaries for the three other Named Executive Officers are recommended by the Chief Executive Officer (taking into account their individual performance, experience and level of responsibility), subject to approval by the Compensation Committee.

(2)	For 2009 and 2008, these officers received additional compensation paid in cash based on their individual performance and such other criteria as the Compensation Committee and/or the Chief Executive Officer deemed appropriate. See page 16 under the heading “Discretionary Cash Compensation” for a more detailed description of how additional compensation is determined. For 2007, Thad Brown and Charles Siegel received quarterly additional compensation paid in cash based on their individual performance and such other criteria as the Compensation Committee and the Chief Executive Officer deemed appropriate.

(3)

At the end of our 2009 fiscal year, Lloyd McAdams and Joseph E. McAdams received 112,348 and 74,899 shares of common stock, respectively, in accordance with the terms of their employment agreements. At the end of our 2008 fiscal year, Lloyd McAdams and Joseph E. McAdams received 191,693 and 95,846 shares of common stock, respectively, in accordance with the terms of their employment agreements. The grant date fair value of these awards are included under “Stock Awards” in the table above and also are shown and further described in “Grants of Plan-Based Awards” on page 24.

(4)	There were no payments made in 2009, 2008 and 2007 under the 2002 Incentive Plan due to the negative incentive compensation accrual carry forward under that plan. At the end of our 2009 and 2008 fiscal years, the amounts shown for Lloyd McAdams and Joseph E. McAdams represent additional incentive compensation received in cash in accordance with the terms of their employment agreements (as described on pages 27 and 28).

(5)	The company does not provide any pension benefits to any of its officers and employees. In a prior period, Lloyd McAdams voluntarily deferred a portion of his cash compensation. The amount in the table above represents the interest calculated on the amount deferred. The amount deferred accrues interest each year at a rate equal to the amount of dividends paid to common stockholders for the year divided by the average common stock price for the year. In 2009, the common stock dividends for the year totaled $1.18 and the average common stock price for the year was $6.90. In 2008, the common stock dividends for the year totaled $1.00 and the average common stock price for the year was $6.83. In 2007, the common stock dividends for the year totaled $0.27 per share and the average common stock price for the year was $8.01.

(6)	Other compensation includes dividends paid in 2009, 2008 and 2007 on restricted stock granted to the Named Executive Officers. In addition, Lloyd McAdams, Joseph E. McAdams and Charles J. Siegel received other compensation in 2007 of $40,000, $15,000 and $35,000, respectively, for services provided to BT Management (the company that managed our wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, which is now reported as a discontinued operation). Effective January 15, 2008, the compensation for services provided to BT Management was discontinued for the three Named Executive Officers mentioned above.

(7)	For the year ended December 31, 2008, there were two grants awarded under the DER Plan to various officers and employees in an aggregate of 450,000 DERs. Of this, Lloyd McAdams received grants totaling 99,000 DERs. Joseph E. McAdams received grants totaling 75,500 DERs. Thad M. Brown, Charles J. Siegel and Bistra Pashamova each received grants totaling 50,500 DERs. At December 31, 2009, these grants were still outstanding. For the year ended December 31, 2009, a grant was awarded under the DER Plan to various officers and employees in an aggregate of 50,000 DERs. Of this amount, neither Lloyd McAdams or Joseph E. McAdams received any DERs. Thad M. Brown, Charles J. Siegel and Bistra Pashamova each received a grant of 5,000 DERs. The amounts received during 2009 and 2008 on the DERs are also included in “Other compensation.” See page 19 for a more detailed description of how DER grants are determined.

Grants of Plan-Based Awards

The following grants of plan-based awards were issued to our Named Executive Officers during the fiscal year ended December 31, 2009:

Name	Grant Date	Non-Plan Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Stock Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)(l)
Lloyd McAdams	12/31/09	112,348	$7.0223	788,941
Chief Executive Officer

Thad M. Brown	—	—	—	—
Chief Financial Officer

Joseph E. McAdams	12/31/09	74,899	$7.0223	525,963
Chief Investment Officer

Charles J. Siegel	—	—	—	—
Senior VP-Finance

Bistra Pashamova	—	—	—	—
VP and Portfolio Manager

(1)	These amounts represent the shares of common stock granted to Lloyd McAdams and Joseph E. McAdams, respectively, in accordance with the terms of their employment agreements. As the stock awards vested immediately, the grant date fair value represents the number of shares of common stock multiplied by the volume weighted average price of our common stock on the date of the grant.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to our Named Executive Officers concerning outstanding equity awards held by them at December 31, 2009:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($)(3)
Lloyd McAdams	29,725 90,000 99,500	9.45 11.20 13.80	1/21/2012 10/4/2012 5/1/2013	— — — 15,547 38,377	— — — 108,829 268,639

Thad M. Brown	38,700	13.80	5/1/2013	— 11,658 16,447	— 81,606 115,129

Joseph E. McAdams	54,000 75,000 82,900	9.45 11.20 13.80	1/21/2012 10/4/2012 5/1/2013	— — — 15,547 27,412	— — — 108,829 191,884

Charles J. Siegel	5,000	9.72	7/19/2015	— 11,658 16,447	— 81,606 115,129

Bistra Pashamova	30,000 33,100	11.20 13.80	10/4/2012 5/1/2013	— — 11,658 16,447	— — 81,606 115,129

(1)	The option awards in the above table list the number of securities underlying unexercised options that are exercisable, the option exercise price and the option exercise date. All of these options have now been vested. In December 2005, our board of directors authorized the immediate vesting of all of our then-outstanding common stock options. No other terms of the outstanding common stock options were modified. The decision to accelerate the vesting of the common stock options was based upon the conclusion that the outstanding common stock options were currently not achieving management’s employee motivation and retention goals because the strike prices of the outstanding common stock options were in excess of the fair market value of the underlying common stock. There were no stock options granted in 2009.

(2)	For each Named Executive Officer, the market value of the number of shares of restricted stock that have not vested is based on the closing price of our common stock as of December 31, 2009. These shares represent the portions of the October 2005 (first number in column for each Named Executive Officer) and October 2006 (second number in column for each Named Executive Officer) restricted stock grants that have not vested. The terms of these grants are more fully described on pages 20 and 21 of this proxy statement.

(3)	The market value of the stock awards is based on the number of unvested shares multiplied by the closing price of $7.00 of our common stock on December 31, 2009.

Option Exercises and Stock Vested

The following table provides information with respect to our Named Executive Officers concerning option exercises and stock vested as of December 31, 2009:

OPTION EXERCISES AND STOCK VESTED

	2009
	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lloyd McAdams	—	—	2,590	19,814
Thad M. Brown	—	—	1,943	14,864
Joseph E. McAdams	—	—	2,590	19,814
Charles J. Siegel	—	—	1,943	14,864
Bistra Pashamova	—	—	1,943	14,864

(1)	The stock awards that were vested during 2009 relate to the restricted stock that was granted on October 27, 2005. In accordance with the terms of this award, 10% vested on the anniversary date of the effective date of the grant. The closing price of our common stock on this anniversary date in 2009 was $7.65. This price multiplied by the number of shares that vested results in the value realized on vesting.

Pension Benefits

The company does not provide any pension benefits to any of our officers or employees.

Non-Qualified Deferred Compensation

The following table provides information with respect to non-qualified deferred compensation paid to our Named Executive Officers during the fiscal year ended December 31, 2009:

NON-QUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FY ($)
Lloyd McAdams	53,296	364,874
Thad M. Brown	—	—
Joseph E. McAdams	—	—
Charles J. Siegel	—	—
Bistra Pashamova	—	—

Our board of directors designates the eligible officers who may participate in the Deferred Compensation Plan (which is more fully described on page 21 of this proxy statement) and, to date, has designated all of our executive officers as those who may participate in this plan. To date, Lloyd McAdams is the only officer who has elected to defer compensation. This had been done in a prior year. The amount deferred accrues interest each year at a rate equal to the amount of dividends paid to common stockholders for the year divided by the average common stock price for the year. In 2009, the common stock dividends for the year totaled $1.18 per share and the average common stock price for the year was $6.90. This resulted in an accrual for 2009 of $53,296 (this entire amount is included in the “Summary Compensation Table”). Including this amount, the aggregate balance of the amount deferred for Lloyd McAdams at December 31, 2009 was $364,874.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 with respect to our common stock issuable under our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	840,325	$12.392	721,616
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A

Total	840,325	$12.392	721,616

(1)	In May 2004, our stockholders adopted the Anworth Mortgage Asset Corporation 2004 Equity Compensation Plan, or the Plan, which amended and restated our 1997 Stock Option and Awards Plan. The Plan authorized the board of directors or a committee of our board to grant equity and equity-based awards for up to 3,500,000 of the outstanding shares of our common stock. The Plan does not provide for automatic annual increases in the aggregate share reserve or the number of shares remaining available for grant. On November 7, 2005, we filed a registration statement on Form S-8 to register an aggregate of 3,500,000 shares of our common stock, which may be issued pursuant to the Plan.

(2)	The company has not authorized the issuance of its equity securities under any plan not approved by security holders.

Employment Agreements

Upon the closing in June 2002 of the merger with our external manager, we assumed the existing employment agreements of Lloyd McAdams, Joseph E. McAdams and Heather U. Baines. These agreements have been modified over time by addenda entered into between us and each of the executives, including addenda entered into in 2009. Pursuant to the terms of the employment agreements:

•

Lloyd McAdams serves as our President, Chairman and Chief Executive Officer, Joseph E. McAdams serves as our Executive Vice President and Chief Investment Officer and Heather U. Baines serves as our Executive Vice President;

•	Lloyd McAdams receives a $925,000 annual base salary, Joseph E. McAdams receives a $700,000 annual base salary and Heather U. Baines receives a $60,000 annual base salary;

•

in the event any of the three executives is terminated without “cause” or if they terminate for “good reason”, or in the case of Lloyd McAdams or Joseph E. McAdams, their employment agreements are not renewed, then the executives would be entitled to: (1) all base salary due under the employment agreements, (2) any discretionary additional cash compensation due under the employment agreements, (3) a lump sum payment of an amount equal to three years of the executive’s then-current base salary, (4) payment of COBRA medical coverage for 18 months, (5) immediate vesting of all pension benefits, (6) all incentive compensation to which the executives would have been entitled to under the employment agreements prorated through the termination date, and (7) all expense reimbursements and benefits due and owing the executives through the termination. In addition, under these circumstances Lloyd McAdams and Joseph E. McAdams would each be entitled to a lump sum payment equal to 150% of the greater of (i) the highest amount paid or that could be payable (in the aggregate) under the 2002 Incentive Plan during any one of the three fiscal years prior to their termination, and (ii) the highest amount paid, or that could be payable (in the aggregate), under the plan during any of the three fiscal years following their termination. Ms. Baines would also be entitled to a lump sum payment equal to all incentive compensation that Ms. Baines would have been entitled to under the plan during the three-year period following her termination;

•

each agreement contains an evergreen provision that permits automatic renewal for one year at the end of each term unless written notice of termination is provided by either party six months prior to the end of the current term;

•

the three executives are entitled to participate in the 2002 Incentive Plan and each of these individuals are provided a minimum percentage of the amounts earned under such plan as described on pages 18 and 19 under “2002 Incentive Compensation Plan” and the plan may not be amended without the consent of the three executives;

•	the three executives received restricted stock grants of 20,000 shares each, which grants vest in equal, annual installments over ten years following the grant date in June 2002;

•	the equity awards granted to each of the three executives will immediately vest upon the termination of the executive’s employment upon a change in control; and

•	Lloyd McAdams and Joseph E. McAdams are each subject to a one-year non-competition provision following termination of their employment except in the event of a change in control.

Under the terms of their employment agreements, a long-term equity incentive structure was established for Messrs. Lloyd McAdams and Joseph E. McAdams. As a result, they are eligible to participate in a performance-based bonus pool that is funded based on the company’s return on average equity, or ROAE. ROAE is calculated as the twelve-month GAAP net income available to common stockholders excluding the effect of depreciation, preferred stock dividends, gains/losses on asset sales and impairment charges, divided by the average stockholder equity less goodwill and preferred stockholder equity. The Compensation Committee evaluated various measures and factors of performance in developing this structure and, in its view, ROAE was determined to be the single best indicator of our overall performance and therefore of value creation for our stockholders. This is in part due to the fact that ROAE is a metric of our performance that has been calculated and reported on a consistent basis since our inception in 1998.

As structured by the Compensation Committee, the aggregate amount of this performance-based bonus pool available for distribution can range annually based upon the ROAE. If the ROAE is 0% or less, no performance-based bonus is paid. If the ROAE is greater than 0% but less than 8%, a bonus pool of up to $500,000 is available in the aggregate. If the ROAE is 8% or greater, then the bonus pool available to be paid to both executives in the aggregate is $500,000 plus 10% of the first $5 million of excess return and 6% of the amount of the excess return greater than $5 million. The Compensation Committee has the discretionary right to adjust downward the amount available for distribution from the bonus pool by as much as 10.0% in any given year, based upon its assessment of factors including our leverage, stability of book value of the common stock and price per share of our common stock relative to other industry participants. Of the aggregate amount available for distribution from the bonus pool, the Compensation Committee bases annual bonus allocation to each of Messrs. Lloyd McAdams and Joseph E. McAdams on its assessment of the performance of each executive. The performance-based bonus may provide an incentive to these executives to make higher risk investments in an attempt to earn greater amounts of compensation.

In order to further align the performance of Messrs. Lloyd McAdams and Joseph E. McAdams with our long-term financial success and the creation of stockholder value, the Compensation Committee also determined that with respect to 2008 and each year thereafter, 25% of the annual performance-based bonus amount allocated to be distributed to an executive over $100,000 would be paid in restricted shares of common stock. In addition, neither of the executives will be permitted to sell or otherwise transfer any restricted shares during such person’s employment with the company until the value of his respective stock holdings in the company exceeds a seven and one-half times multiple of his base compensation and, once this threshold is met, only to the extent that the value of such holdings exceeds that multiple.

For the year ended December 31, 2009, the ROAE (as described above) was approximately 18.12%, based on the adjusted GAAP net income available to common stockholders (as described above) of approximately $136.3 million, divided by the average stockholders’ equity (as described above) of approximately $752.3 million. This ROAE produced an excess return of approximately $76.2 million. Based on this information, the performance-based bonus pool (as described above) was approximately $5.26 million. Of this bonus pool, approximately $2.36 million was paid to Lloyd McAdams in cash and $0.8 million was paid in restricted stock. Of this bonus pool, approximately $1.6 million was paid to Joseph E. McAdams in cash and $0.5 million was paid in restricted stock.

Prior to the end of any year, the Compensation Committee, at its discretion, may notify either of Messrs. Lloyd McAdams or Joseph E. McAdams that either or both of them will not participate in the pool during the following year. If this occurs, the sale or transfer restrictions on previously issued pool shares with respect to the executive so notified will be eliminated at that time.

The Compensation Committee, in its discretion, may provide additional compensation to each of Messrs. Lloyd McAdams and Joseph E. McAdams beyond the annual performance-based additional cash compensation earned under the incentive compensation structure in their employment agreements. This additional compensation may be provided in consideration of the company’s execution of our business and strategic plan. For the year ended December 31, 2009, additional compensation of $0.4 million was paid to Lloyd McAdams and $0.85 million was paid to Joseph E. McAdams.

Change in Control and Arbitration Agreements

In June 2006, we entered into Change in Control and Arbitration Agreements with our Chief Financial Officer (Thad M. Brown), Senior Vice President-Finance (Charles J. Siegel), Senior Vice President-Portfolio Manager (Bistra Pashamova) and our Vice President-Portfolio Manager (Evangelos Karagiannis), as well as certain of our other employees. Our board of directors determined that, in the event of a change in control of the company, as defined below, it would be imperative for us and the board to be able to receive and rely upon these employees’ advice, if requested, as to the best interests of the company and its stockholders without concern that these employees might be distracted by the personal uncertainties and risks created by any such possible transactions.

The Change in Control and Arbitration Agreements grant these officers and employees, in the event that a change in control occurs, a lump sum payment equal to (i) 12 months annual base salary in effect on the date of the change in control, plus (ii) the average annual incentive compensation received for the two complete fiscal years prior to the date of the change in control, and plus (iii) the average annual bonus received for the two complete fiscal years prior to the date of the change in control, as well as all fringe benefits for a period of 12 months following termination of employment with us. The Change in Control and Arbitration Agreements also provide for immediate vesting of all equity awards granted to these officers and employees upon an change in control.

A Change in Control, as defined in the Change in Control and Arbitration Agreements, shall mean the first to occur of any of the following: (a) any “person” or “persons” acting as a group (other than the company or any trustee or other fiduciary holding securities under an employee benefit plan of the company) being the beneficial owner, directly or indirectly, of securities of the company representing more than 50% of the combined voting power of the company’s then outstanding securities; or (b) a change in the composition of the board of directors; or (c) the effective date of any merger or consolidation of the company with any other corporation or entity other than (i) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the company, at least 65% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the company in which no person acquires more than 35% of the combined voting power of the company’s then outstanding securities, or (iii) a merger or consolidation of the company with one or more persons that are related to the company immediately prior to the consolidation or merger; or (d) the sale or disposition by the company of all or substantially all of the company’s assets, to one or more persons that are not related to the company immediately prior to the sale or transfer.

The following table reflects the amounts that would be paid if a change in control or other termination event occurred on December 31, 2009 and our stock price per share was the closing market price as of that date. The closing market price of our common stock at December 31, 2009 was $7.00.

	Lloyd McAdams(1)	Thad M. Brown	Joseph E. McAdams	Charles J. Siegel	Bistra Pashamova
If termination without “cause,” for “good reason,” or if employment agreements are not renewed	$4,123,974	$—	$2,859,100	$—	$—
Change in Control	$4,501,442	$563,802	$3,159,813	$555,760	$1,044,775

(1)	Included in the amount for Mr. McAdams is the balance at December 31, 2009 of the amounts payable to him under the Deferred Compensation Plan, which would be payable upon a Termination Event or Change in Control Event under the plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The principal management executive involved in determining compensation and in discussing these issues with the Compensation Committee is the Chief Executive Officer. His involvement is discussed in the Compensation Discussion and Analysis section (see page 21 of this proxy statement).

Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K.

Respectfully Submitted by the Compensation
Committee of the Board of Directors,

Charles H. Black Lee A. Ault, III Joe E. Davis Robert C. Davis

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 23, 2010, the record date of the Annual Meeting, there were 117,390,430 shares of our common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 23, 2010 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person who is known to us to beneficially own more than 5% of our common stock and (iv) all of our directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of March 23, 2010 through the exercise of any stock option or other right. Unless otherwise noted, we believe that each person has sole investment and voting power (or shares or controls such powers with either his or her spouse or immediate family member) with respect to the shares set forth in the following table:

Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
Directors and Named Executive Officers
Lloyd McAdams(1)	1,310,372	1.1%
Thad M. Brown(2)	74,577	*
Joseph E. McAdams(3)	561,607	*
Charles J. Siegel(4)	47,601	*
Bistra Pashamova(5)	98,977	*
Lee A. Ault, III(6)	64,100	*
Charles H. Black(7)	39,682	*
Joe E. Davis(8)	40,682	*
Robert C. Davis	20,000	*
All Directors and Executive Officers as a Group (11 Persons)(9)	2,462,455	2.1%

5% Stockholders
Wells Fargo & Company—420 Montgomery Street, San Francisco, CA 94104(10)	8,222,287	7.0%
BlackRock, Inc.—40 East 52nd Street, New York, NY 10022(11)	6,573,820	5.6%

*	Less than 1%

(1)	Includes (i) 994,947 shares held by Lloyd McAdams and Heather U. Baines, (ii) 219,225 shares subject to stock options exercisable within 60 days of March 23, 2010, (iii) 62,500 shares which Mr. McAdams owns individually in which Ms. Baines has no beneficial interests, and (iv) 33,700 shares owned by the McAdams Foundation, of which Lloyd McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation and disclaims any beneficial interest in the shares held by this entity.

(2)	Includes 38,700 shares subject to stock options exercisable within 60 days of March 23, 2010.

(3)	Includes 211,900 shares subject to stock options exercisable within 60 days of March 23, 2010. Includes 33,700 shares owned by the McAdams Foundation, of which Joseph E. McAdams is a director. Mr. McAdams shares voting and investment power over the shares held by the Foundation and disclaims any beneficial interest in the shares held by this entity.

(4)	Includes 5,000 shares subject to stock options exercisable within 60 days of March 23, 2010.

(5)	Includes 63,100 shares subject to stock options exercisable within 60 days of March 23, 2010.

(6)	Includes 22,100 shares subject to stock options exercisable within 60 days of March 23, 2010.

(7)	Includes 25,360 shares subject to stock options exercisable within 60 days of March 23, 2010.

(8)	Includes 25,360 shares subject to stock options exercisable within 60 days of March 23, 2010.

(9)	Each of our directors and officers may be reached at 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401.

(10)	Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes shares beneficially owned by Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC and Evergreen Investment Management Company, LLC, each registered investment advisors, Wells Fargo Advisors, LLC, a broker-dealer, and Wachovia Bank, National Association and Wells Fargo Bank, N.A., each national associations, and all six of which are subsidiaries of Wells Fargo & Company. Of the 8,222,287 shares beneficially owed by Wells Fargo & Company, it has sole voting power with respect to 3,775,134 shares, shared voting power with respect to 8,671 shares, and sole dispositive power with respect 8,199,616 shares. Of the 7,985,618 shares beneficially owned by Wells Capital Management Incorporated (all of which is also beneficially owned by Wells Fargo & Company), Wells Capital Management Incorporated has sole voting power with respect to 3,523,974 shares and sole dispositive power with respect to 7,985,618 shares. The above information was provided to the SEC in a Schedule 13G filed on January 21, 2010 by Wells Fargo & Company.

(11)	Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of BlackRock, Inc., none of which beneficially owns 5% or greater of the common stock of Anworth Mortgage Asset Corporation: BlackRock Asset Management Japan Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC and BlackRock International Ltd. The above information was provided to the SEC in a Schedule 13G filed on January 29, 2010 by BlackRock, Inc.

As of March 23, 2010, the record date of the Annual Meeting, there were 1,875,500 shares of our Series A Cumulative Preferred Stock and 1,101,589 shares of our Series B Cumulative Convertible Preferred Stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of our Series A Cumulative Preferred Stock and Series B Cumulative Convertible Preferred Stock as of that date by (i) each of our directors, (ii) each of our Named Executive Officers, and (iii) all of our directors and executive officers as a group. We have omitted from the following table those directors and Named Executive Officers who do not beneficially own shares of our Series A Cumulative Preferred Stock or Series B Cumulative Convertible Preferred Stock. The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of March 23, 2010 through the exercise of any stock option or other right. Except under certain circumstances, both our Series A Cumulative Preferred Stock and Series B Cumulative Convertible Preferred Stock are non-voting equity securities. Our Series B Cumulative Convertible Preferred Stock is convertible into shares of our common stock. Unless otherwise noted, we believe that each person has sole investment power (or shares or controls such powers with either his or her spouse or immediate family member) with respect to the shares set forth in the following table:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Named Executive Officers:
Series A Cumulative Preferred Stock	Robert C. Davis	8,700	*

Series A Cumulative Preferred Stock	All Directors and Executive Officers as a Group (11 Persons)	8,700	*

Series B Cumulative Convertible Preferred Stock(1)	Joe E. Davis	3,000	*

Series B Cumulative Convertible Preferred Stock(1)	Robert C. Davis	5,500	*

Series B Cumulative Convertible Preferred Stock(1)	All Directors and Executive Officers as a Group (11 Persons)	8,500	*

*	Less than 1%

(1)	As of March 23, 2010, our Series B Preferred Stock was convertible at the conversion rate of 3.1505 shares of our common stock per $25.00 liquidation preference. The conversion rate will be adjusted in any fiscal quarter in which the cash dividends paid to common stockholders results in an annualized common stock dividend yield which is greater than 6.25%. The conversion ratio will also be subject to adjustment upon the occurrence of certain specific events such as a change in control. Our Series B Preferred Stock is convertible into shares of our common stock at the option of the Series B Preferred stockholder at any time at the then prevailing conversion rate. On or after January 25, 2012, we may, at our option, convert, under certain circumstances, each share of Series B Preferred Stock into a number of common shares at the then prevailing conversion rate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

The board of directors has established the Anworth Mortgage Asset Corporation Code of Ethics and Business Conduct, or the Code of Conduct. The Code of Conduct outlines the principles, policies and values that govern the activities of our company and it applies to all of our directors, officers and employees. The Code of Conduct outlines our policy on conflicts of interest.

A conflict of interest is defined as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her Anworth duties and responsibilities in an impartial manner. It is specifically required by our Code of Conduct that all of our officers, directors and employees (1) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (2) ensure that Anworth duties and responsibilities are handled in such a manner that ensures impartiality.

In addition to the Code of Conduct, we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related party transactions. Also, on a quarterly basis, the board of directors reviews all existing related party transactions and any new transactions that are brought to the attention of either management or the board of directors.

On any new related party transactions, if the party involved in the transaction is a member of the board of directors, such member of the board of directors is required to recuse or abstain from involvement in the decision. If the remaining board members ratify the transaction, the Nominating and Corporation Governance Committee will grant a waiver to the Code of Conduct. In the event that such a waiver is granted to any of our officers, we expect to announce the waiver within four business days on a Form 8-K and the “Corporate Governance” section of our website.

Agreements with Pacific Income Advisers, Inc.

On June 13, 2002, we entered into a sublease with PIA, a company owned by a trust controlled by Lloyd McAdams, our President, Chairman and Chief Executive Officer, and Heather U. Baines, our Executive Vice President. Under the sublease, as amended on July 8, 2003, we lease approximately 5,500 square feet of office space from PIA and currently pay an annual rate of $54.16 per square foot in rent to PIA. The sublease runs through June 20, 2012 unless earlier terminated pursuant to the master lease. During 2009, we paid $331 thousand as office rental to PIA.

At December 31, 2009, the future minimum lease commitment was as follows (in whole dollars):

Year	2010	2011	2012	Total Commitment
Commitment Amount	$302,332	$311,414	$158,012	$771,758

On October 14, 2002, we entered into an administrative services agreement with PIA. On July 25, 2008, we entered into a new administrative services agreement with PIA which was amended on December 29, 2008. Under the administrative services agreement, PIA provides administrative services and equipment to us in the nature of accounting, human resources, operational support and information technology, and we pay an annual fee of seven basis points on the first $225 million of stockholder equity, five basis points on the next $450 million of stockholder equity and 3.5 basis points thereafter (paid quarterly in advance) for those services. The administrative agreement had an initial term of one year and renews for successive one year terms each year thereafter unless either party gives notice of termination at least 90 days before the expiration of the then current annual term. We may also terminate the administrative services agreement upon 30 days notice for any reason and immediately if there is a material breach by PIA. During the year ended December 31, 2009, we paid fees of $298 thousand to PIA in connection with this agreement.

Indemnification Agreements

In addition to the indemnification provisions contained in our articles of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director or officer to the fullest extent permitted by Maryland law against expenses (including attorneys’ fees), judgments, fines and settlements incurred by such individual in connection with any action, suit or proceeding by reason of such individual’s status or service as a director or officer (other than liabilities with respect to which such individual receives payment from another source, arising in connection with certain final legal judgments, arising from knowing fraud, deliberate dishonesty, willful misconduct, in connection with assertions by such individuals not made in good faith or which are frivolous or which we are prohibited by applicable law from paying) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

Family Relationships

Lloyd McAdams and Heather U. Baines are husband and wife and Lloyd McAdams and Joseph E. McAdams are father and son.

AUDIT COMMITTEE

Audit Committee Report

The following is the report of the Audit Committee of Anworth Mortgage Asset Corporation (the “Company”) with respect to the Company’s audited financial statements for 2009, which include the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009 and the notes thereto.

Composition. The Audit Committee of the board is comprised of four directors and operates under a written charter adopted by the board. All members of the Audit Committee are financially literate and are “independent,” as defined in Rule 10A-3 under the Exchange Act and the rules of the NYSE.

Responsibilities. The responsibilities of the Audit Committee include recommending to the board an accounting firm to be engaged as the independent accountants and auditors. Management has primary responsibility for the internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to oversee these processes and the activities of the internal audit department.

Review with Management and Independent Accountants. The Audit Committee has reviewed the consolidated audited financial statements and met separately, and held discussions with, management and McGladrey & Pullen, LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2009. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committee” and No. 90, “Audit Committee Communications.”

The independent accountants provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with McGladrey & Pullen, LLP, the firm’s independence.

Conclusion. Based upon the Audit Committee’s discussions with management and the independent accountants, the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

Respectfully submitted by the Audit
Committee of the Board of Directors,

Joe E. Davis Lee A. Ault, III Charles H. Black Robert C. Davis

Audit and Related Fees

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of our company’s annual financial statements for the years ended December 31, 2009 and 2008 and fees billed for other services rendered by McGladrey & Pullen, LLP during 2009 and 2008:

	2009	2008
Audit fees	$304,000	$294,000
Audit-related fees	140,000	101,200
Tax fees	—	—
Other fees	—	—

Total:	$444,000	$395,200

Audit-related fees consist primarily of comfort letters and consent opinions related to our stock offerings.

Pre-approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent auditor. At the beginning of the fiscal year, the Audit Committee pre-approves the engagement of the independent auditor to provide audit services based on fee estimates. The Audit Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Audit Committee receives a report at each meeting on the status of services provided or to be provided by the independent auditor and the related fees. All of the audit and audit-related fees performed for the company during the fiscal year ended December 31, 2009 were pre-approved by the Audit Committee.

PROPOSAL NO. 2:

RATIFICATION OF McGLADREY & PULLEN, LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dismissal of independent registered public accounting firm

On March 19, 2008, the Audit Committee of our board of directors selected McGladrey & Pullen, LLP to replace BDO Seidman, LLP as the company’s independent registered public accounting firm. This decision was based on a reduction in audit fees. BDO Seidman, LLP was informed of its dismissal on March 19, 2008, which decision was recommended by the Audit Committee of the board of directors of Anworth. BDO Seidman, LLP’s reports on our financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2007 and 2006, and in the subsequent interim period through March 19, 2008, there were: (1) no disagreements between us and BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused BDO Seidman, LLP to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and: (2) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided BDO Seidman, LLP a copy of this disclosure and requested that BDO Seidman, LLP furnish us with a letter addressed to the SEC stating whether BDO Seidman, LLP agrees with such disclosure or, if not, stating the respects in which it does not agree. We received the requested letter from BDO Seidman, LLP wherein it confirmed their agreement with the disclosure above as it relates to BDO Seidman, LLP. A copy of BDO Seidman, LLP’s letter was filed as Exhibit 16.1 to a Current Report on Form 8-K filed with the SEC on March 26, 2008.

Engagement of new independent registered public accounting firm

On March 26, 2008, the Audit Committee of the board of directors of Anworth engaged McGladrey & Pullen, LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2008. During the company’s two fiscal years ended December 31, 2007 and 2006 and through March 19, 2008, neither the company nor anyone on its behalf has consulted with McGladrey & Pullen, LLP regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to us that McGladrey & Pullen, LLP concluded was an important factor considered by the company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

McGladrey & Pullen, LLP was recommended by the Audit Committee of the board to act in such capacity for the fiscal year ended December 31, 2008 and again for the year ended December 31, 2009, subject to ratification by the stockholders. BDO Seidman, LLP served as the company’s independent registered public accounting firm for the fiscal year ended December 31, 2007.

We have been advised by McGladrey & Pullen, LLP that the firm has no relationship with our company or its subsidiaries or affiliates other than that arising from the firm’s engagement as auditors, tax advisors and consultants. If the selection of McGladrey & Pullen, LLP is not ratified by the affirmative vote of at least a majority of the shares casting votes on the matter at the meeting, or if prior to the Annual Meeting, McGladrey & Pullen, LLP should decline to act or otherwise become incapable of acting, or if its employment should be otherwise discontinued by the board, then in any such case the board will appoint other independent auditors whose employment for any period subsequent to the 2010 Annual Meeting will be subject to ratification by the stockholders at the 2010 Annual Meeting.

A representative of McGladrey & Pullen, LLP is expected to be present in person at the Annual Meeting to make a statement if he or she desires, and to respond to appropriate questions. The principal accountant’s report on the company’s financial statements for our fiscal years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion, or was not qualified or modified as to uncertainty, audit scope or accounting principles.

Vote Required

The affirmative vote of a majority of all votes cast on the matter at a meeting at which a quorum is present is necessary to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm.

The board unanimously recommends that you vote FOR the ratification of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Proxies received will be so voted unless stockholders specify otherwise in the proxy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors, officers and persons holding more than 10% of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the SEC. Such persons are also required to furnish us copies of the forms so filed. Based solely upon a review of copies of such forms filed with us, we believe that during 2009, our officers and directors complied with the Section 16(a) filing requirements on a timely basis.

Expenses of Proxy Solicitation

Brokerage firms and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and we will reimburse such brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock. Our directors, officers and employees may solicit proxies by telephone or in person (but will receive no additional compensation for such solicitation). We will bear the expense of this proxy solicitation.

Legal Proceedings

We have no material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Annual Report

A copy of the annual report to stockholders of our company for the 2009 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

Stockholder Proposals for 2011 Annual Meeting

Proposals of stockholders for consideration at the 2011 Annual Meeting of Stockholders must be received by us no later than the close of business on December 22, 2010, and must comply with the applicable rules of the SEC in order to be included in our proxy statement and proxy relating to the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act.

In addition, in order for a stockholder proposal outside of Rule 14a-8 of the Exchange Act to come before the 2011 Annual Meeting of Stockholders, proposals must be made in accordance with our Articles of Incorporation, which require appropriate notice to us of the proposal not less than 30 days nor more than 60 days prior to the date of the Annual Meeting of Stockholders. If less than 31 days’ notice of the date of the Annual Meeting of Stockholders meeting is given by us, then we must receive notice of the proposal not later than the close of business on the 10th day following the date we first mailed the notice of the meeting. In this regard, notice is given that the 2011 Annual Meeting of Stockholders is expected to be held on May 26, 2011, and therefore we must receive notice of the proposal not before March 25, 2011 but not after April 26, 2011.

Procedures for Recommending Director Candidates

Stockholders of our company wishing to recommend director candidates to the Nominating and Corporate Governance Committee must submit their recommendations in writing to the committee, c/o the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401.

Our Nominating and Corporate Governance Committee will consider nominees recommended by our stockholders provided that the recommendation contains sufficient information for the Nominating and Corporate Governance Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the committee receive.

Our Nominating and Corporate Governance Committee makes recommendations to the Board concerning candidates for membership as directors, considering such factors as background, skills, expertise, accessibility and availability to serve effectively on the Board. This Committee also makes recommendations to the Board regarding the nomination of incumbent directors for re-election to the Board. The Board then approves a slate of directors to be nominated for election at annual meetings of shareholders.

When selecting directors, the board will review and consider many factors, including those specified in our Corporate Governance Guidelines, which are posted on the “Corporate Governance” section of our website. It considers recommendations from many sources, including members of the board, management and search firms. From time to time, we may hire search firms to help identify and facilitate the screening and interview process of director nominees. The Nominating and Corporate Governance Committee has full discretion in considering its nominations to the board.

Deadline and Procedures for Submitting Nominations to the Board

A stockholder wishing to nominate a candidate for election to the board at the next Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401, of his or her intention to make such a nomination. The notice of nomination must be made in accordance with our Articles of Incorporation, which require appropriate notice to us of the nomination not less than 30 days nor more than 60 days prior to the date of the Annual Meeting of Stockholders. If less than 31 days’ notice of the date of the Annual Meeting of Stockholders is given by us, then we must receive the notice of nomination not later than the close of business on the 10th day following the date we first mailed the notice of the meeting. In this regard, notice is given that the 2011 Annual Meeting of Stockholders is expected to be held on May 26, 2011, and therefore we must receive notice of the proposal not before March 25, 2011 but not after April 26, 2011.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination, as set forth in our bylaws. In addition, the notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under NYSE Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.

Communications to the Board

All communications to the board, the board committees or any individual director, must be in writing and addressed to them c/o the Secretary, Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, California 90401. Communications received in writing will be forwarded to the named recipient(s).

March 24, 2010

By Order of the Board of Directors

Thad M. Brown
Secretary

ANWORTH MORTGAGE ASSET CORPORATION C/O AMERICAN STOCK TRANSFER AND TRUST COMPANY 6201 15TH AVENUE BROOKLYN, NY 11219	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M21117-P92578	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANWORTH MORTGAGE ASSET CORPORATION
1.	The Board of Directors recommends you vote FOR the following nominees:
		For	Against	Abstain
Nominees:

	1a) Lloyd McAdams	☐	☐	☐

	1b) Lee A. Ault	☐	☐	☐

	1c) Charles H. Black	☐	☐	☐

	1d) Joe E. Davis	☐	☐	☐

	1e) Robert C. Davis	☐	☐	☐

	1f) Joseph E. McAdams	☐	☐	☐

2.	The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.						☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M21118-P92578

ANWORTH MORTGAGE ASSET CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 21, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Lloyd McAdams and Joseph E. McAdams, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of Anworth Mortgage Asset Corporation, to be held on Friday, May 21, 2010 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated on the reverse side.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF (A) NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2010, (B) THE ACCOMPANYING PROXY STATEMENT AND (C) THE ANNUAL REPORT ON THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009. THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE 6 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side